AMENDED AND RESTATED
EXHIBIT A
TO
INVESTMENT MANAGEMENT AGREEMENT
THIS AMENDED AND RESTATED EXHIBIT A amends that certain Exhibit A to the
Investment Management Agreement between DELAWARE ENHANCED GLOBAL
DIVIDEND AND INCOME FUND (the "Company") and DELAWARE
MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the
"Investment Manager") dated as of the 4th day of January, 2010 (the "Agreement"), and
provides that the management fee rate schedule for the Company from the effective date hereof shall be as follows:

Effective Date
Management Fee Schedule (as
a percentage of average daily
net assets)
Annual Rate
Delaware Enhanced Global
Dividend and Income Fund
October 24, 2011

0.95%

*For the purposes of calculating the fee, the Company's average daily net assets shall be calculated without regard to
(i) the liquidation value or other involuntary liquidation preference of any outstanding senior security which is a stock
(including shares of preferred stock) of the Company (as those terms are used in Section 18 of the 1940 Act) and (ii)
liabilities arising from other senior securities, borrowings or other forms of leveraging.

AGREED AND ACCEPTED:
DELAWARE MANAGEMENT COMPANY, a
series of Delaware Management Business
Trust

DELAWARE ENHANCED GLOBAL DIVIDEND
AND INCOME FUND

By /s/ David P. O'Connor
     David P. O'Connor
     Senior Vice President

By /s/ Patrick P. Coyne
     Patrick P. Coyne
     President

853990-1

WS: MFG_Philadelphia: 853990: v1